Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Experts” and to the use of our reports (a) dated December 21, 2007, with respect to the consolidated financial statements of Berry Plastics Holding Corporation as of September 29, 2007 and for the year then ended and the combined financial statements of Berry Plastics Holding Corporation as of September 30, 2006 and for the period from February 17, 2006 to September 30, 2006, and (b) dated March 9, 2007 with respect to the consolidated financial statements of Berry Plastics Holding Corporation (Old Berry Holding) as of December 30, 2006 (Company) and December 31, 2005 (Predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the periods from September 20, 2006 to December 30, 2006 (Company), January 1, 2006 to September 19, 2006 (Predecessor) and for each of the two years in the period ended December 31, 2005 in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-150372) and related Prospectus of Berry Plastics Corporation for the registration of $680,600,000 of First Priority Floating Rate Senior Secured Notes due 2015.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 5, 2008